UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2007

DELTA AIR LINES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-05424	58-0218548
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 20706, Atlanta, Georgia 30320-6001
(Address of principal executive offices)

Registrant’s telephone number, including area code:    (404) 715-2600

Registrant’s Web site address:      www.delta.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Explanatory Note:

The Plan of Reorganization (the “Plan”) of Delta Air Lines, Inc. (“Delta”) provides that, on the effective date of the Plan (the “Effective Date”), the term of the members of Delta’s Board of Directors shall expire and such members shall be replaced by the New Delta Board (as described below).

The Plan states (1) that the New Delta Board will consist of 11 members; (2) that one member will be the Chief Executive Officer of reorganized Delta; and (3) that the other ten members will be chosen by the Creditors Committee in Delta’s Chapter 11 case in consultation with Delta; provided that at least three of such members will be chosen from among the members of the Delta Board prior to the Effective Date.

The Effective Date of the Plan was April 30, 2007.

(b) On April 30, 2007, in connection with the effectiveness of the Plan, the following persons ceased to be members of Delta’s Board:  Edward H. Budd; Domenico De Sole; Patricia L. Higgins; Arthur E. Johnson; Karl J. Krapek; and John F. Smith, Jr.

(d) On April 30, 2007, in connection with the effectiveness of the Plan, the following persons became members of Delta’s Board by operation of its Plan:  Richard H. Anderson; John S. Brinzo; Daniel A. Carp; Eugene I. Davis; Richard K. Goeltz; Victor L. Lund; and Walter E. Massey.  In addition, Gerald Grinstein (Delta’s Chief Executive Officer), David R. Goode, Paula Rosput Reynolds and Kenneth B. Woodrow continue to be members of the Board. Mr. Carp is serving as non-executive Chairman of the Board.

Committee Memberships

The following directors are members of the Audit Committee of the Board of Directors:  John S. Brinzo, Chair; Walter E. Massey; and Kenneth B. Woodrow. Richard K. Goeltz and Victor L. Lund will become members of the Committee effective July 1, 2007.

The following directors are members of the Personnel & Compensation Committee of the Board of Directors:  David R. Goode, Chair; Richard H. Anderson; Daniel A. Carp; Victor L. Lund; and Kenneth B. Woodrow.

The following directors are members of the Corporate Governance Committee of the Board of Directors: Daniel A. Carp, Chair; Richard H. Anderson; Eugene I. Davis; Walter E. Massey; and Paula Rosput Reynolds.

The following directors are members of the Finance Committee of the Board of Directors: Richard K. Goeltz, Chair; John S. Brinzo; Eugene I. Davis; David R. Goode; and Paula Rosput Reynolds.

Director Compensation

Under a director compensation program that became effective on April 30, 2007, non-employee members of Delta’s Board of Directors receive a $40,000 annual cash retainer, payable quarterly, and an annual stock retainer of shares of Delta common stock with a value of $40,000, with a one year vesting requirement except in cases of death, disability or a change in control (as defined in Delta’s 2007 Performance Compensation Plan). Committee chairs will receive an additional $10,000 annual cash retainer, except for the chair of the Audit Committee, who will receive an additional $20,000 annual cash retainer, in each case payable quarterly. The non-executive Chairman of the Board will be paid an additional $125,000 annual cash retainer, payable quarterly.

Delta provides complimentary travel and certain Delta Crown Room privileges for each non-employee director, the director’s spouse, domestic partner or travel companion and the director’s dependent children (“Director Flight Benefits”). Each non-employee director who retires from the Board at or after age 52 with at least ten years of Board service, at or after age 68 with at least five years of Board service, or at his or her mandatory retirement date is eligible to receive Director Flight Benefits during his or her life. Delta does not reimburse non-employee directors or retired directors for taxes associated with their use of Director Flight Benefits.

Directors (and all full-time employees and retirees) are eligible to participate in a program under which a charitable foundation founded by Delta will match 50% of a participant’s cash contributions to accredited colleges and universities, with a maximum match of up to $1,000 per calendar year on behalf of any participant.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA AIR LINES, INC.

By: /s/ Leslie P. Klemperer
Date: May 2, 2007	Leslie P. Klemperer Vice President - Deputy General Counsel and Secretary

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